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                                                                   Exhibit 11

                       FARAH INCORPORATED AND SUBSIDIARIES


              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


                Net loss per share is based on weighted average shares of common stock outstanding.